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                                                                      Exhibit 99.1

                  TELEPHONE AND DATA SYSTEMS, INC. AND SUBSIDIARIES
                   ------------------------------------------------
                          CONSOLIDATED STATEMENTS OF INCOME
                          ---------------------------------
                                      Unaudited
                                      ---------

                                                           Twelve Months Ended
                                                                 June 30,
                                                     ----------------------------
                                                          1994           1993
                                                     ------------    ------------

   (Dollars in thousands, except per share amounts)
   OPERATING REVENUES
     Telephone                                       $     279,264   $    252,855
     Cellular telephone                                    269,180        170,925
     Radio paging                                           84,033         65,207
                                                      ------------    -----------
        Total operating revenues                           632,477        488,987
                                                      ------------    -----------
   OPERATING EXPENSES
     Telephone                                             195,324        175,524
     Cellular telephone                                    270,497        183,039
     Radio paging                                           81,765         69,552
                                                      ------------    -----------
        Total operating expenses                           547,586        428,115
                                                      ------------    -----------
   OPERATING INCOME                                         84,891         60,872
                                                      ------------    -----------
   INVESTMENT AND OTHER INCOME
     Interest and dividend income                            9,040          7,390
     Minority share of income                               (4,082)        (1,408)
     Cellular investment income, net of
							 license cost amortization                           20,456         11,157
     Gain on sale of cellular properties
        and investments                                      4,851         16,640
     Other income, net                                      (1,042)         1,117
                                                      ------------    -----------
                                                            29,223         34,896
                                                      ------------    -----------

   INCOME BEFORE INTEREST AND INCOME TAXES                 114,114         95,768
     Interest expense                                       38,076         34,650
                                                      ------------    -----------
   INCOME BEFORE INCOME TAXES                               76,038         61,118
     Income tax expense                                     33,368         26,979
                                                      ------------    -----------
   NET INCOME BEFORE EXTRAORDINARY ITEM AND
     CUMULATIVE EFFECT OF ACCOUNTING CHANGES                42,670         34,139
   Extraordinary item                                          ---           (769)
   Cumulative effect of accounting changes                    (723)           ---
                                                      ------------    -----------
   NET INCOME                                               41,947         33,370
   Preferred Dividend Requirement                           (2,307)        (2,316)
                                                      ------------    -----------
   NET INCOME AVAILABLE TO COMMON                    $      39,640   $     31,054
                                                      ============    ===========
   WEIGHTED AVERAGE COMMON SHARES (000s)                    50,988         42,844

   EARNINGS PER COMMON SHARE:
     Before extraordinary item and cumulative
      effect of accounting changes                   $         .79   $        .74
     Extraordinary item                                        ---           (.02)
     Cumulative effect of accounting changes                  (.01)           ---
                                                      ------------    -----------
     Net Income                                      $         .78   $        .72
                                                      ============    ===========

   DIVIDENDS PER COMMON AND SERIES A
     COMMON SHARE                                    $         .35   $        .33
                                                      ============    ===========
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